Exhibit 4.9

VAPOTHERM, INC.

DESCRIPTION OF SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

Vapotherm, Inc., a Delaware corporation (referred to as the Company, we, us and our), has only one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: common stock, $0.001 par value per share (common stock).

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Tenth Amended and Restated Certificate of Incorporation, as amended (Charter), and our Second Amended and Restated Bylaws (Bylaws), which are filed as exhibits to our most recent Annual Report on Form 10-K and are incorporated by reference herein. We encourage you to read our Charter, our Bylaws and the applicable provisions of the General Corporation Law of the State of Delaware (DGCL) for additional information.

Authorized Shares

Our Charter authorizes the issuance of up to 46,875,000 shares of capital stock, consisting of 21,875,000 shares of common stock and 25,000,000 shares of preferred stock, $0.001 par value per share (preferred stock).

We may amend from time to time our Charter to increase the number of authorized shares of common stock or preferred stock. Any such amendment would require the affirmative vote of the holders of at least 75% of the voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, at a meeting of the stockholders called for that purpose.

Voting Rights

Holders of our common stock are entitled to one vote for each share of common stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, that, except as otherwise required by law, holders of our common stock have no voting power with respect to, and are not entitled to vote on, any amendment to our Charter (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series to vote thereon pursuant to our Charter (including any certificate of designations relating to any series of preferred stock) or pursuant to the DGCL. Holders of our common stock do not have cumulative voting rights. Except as otherwise required by the rules or regulations of any stock exchange applicable to us, any law or regulation applicable to us or our Charter, all matters other than the election of directors shall be determined by a majority of the votes cast on the matter affirmatively or negatively. When a quorum is present at any meeting of stockholders, a nominee for director shall be elected to our board of directors (Board) if the votes properly cast for such nominee’s election exceed the votes properly cast against such nominee’s election (with

“abstentions” and “broker non-votes” not counted as votes cast either “for” or “against” any nominee’s election); provided, however, that directors shall be elected by a plurality of the votes properly cast at any meeting of stockholders at which there is a contested election of directors. An election shall be considered contested if as of the record date of any meeting of stockholders there are more nominees for election than positions on the Board to be filled by election at that meeting. If directors are to be elected by a plurality of the votes cast in connection with any contested election, stockholders shall not be permitted to vote against a nominee, but rather shall be given the opportunity with regard to each nominee for election to vote for the election of the nominee or to withhold votes with regard to the nominee.

Dividend Rights

Subject to applicable law and any preferential dividend rights of any series of preferred stock that we may designate and issue in the future, holders of our common stock are entitled to share ratably in all dividends payable in cash, stock or otherwise and other distributions, whether in respect of liquidation or dissolution (voluntary or involuntary) or otherwise, as may be declared by the Board and paid from funds lawfully available therefor.

Liquidation Rights

In the event of the dissolution, liquidation or winding up of the affairs of our Company, whether voluntary or involuntary, the holders of our common stock are entitled to receive proportionately our net assets available for distribution to our stockholders after the payment or provision for payment of all debts and other liabilities and subject to the preferential and other amounts, if any, to which the holders of any series of preferred stock that we may designate and issue in the future may be entitled.

Other Rights and Preferences

Our common stock has no redemption provisions or preemptive, conversion or exchange rights. No shares of any class of our capital stock are subject to any sinking fund provisions, restrictions on the alienability of securities to be registered, calls, assessments by or liabilities of the Company. Our Charter and our Bylaws do not restrict the ability of a holder of our common stock to transfer his, her or its shares of common stock. All currently outstanding shares of our common stock are fully paid and non-assessable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equinti Trust Company, LLC.

Listing/Quotation

Our common stock is not currently listed on any national securities exchange, but rather is quoted on the OTCQX Market (“OTCQX”), under the symbol “VAPO.”

Certain Provisions of our Charter, Bylaws and the DGCL

Certain provisions of our Charter, our Bylaws and the DGCL may be deemed to have an anti-takeover effect and may delay, defer or prevent a change in control of the Company.

Anti-Takeover Effects of our Charter and our Bylaws

Our Charter and our Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board but which may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Board.

These provisions include:

Authorized But Unissued Shares. Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval except as otherwise provided by the DGCL. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise. The Board is authorized to issue preferred stock in one or more series, from time to time, and, with respect to each such series, to fix the number of shares in each such series, the voting powers, and such designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof. This may enable the Board to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management.

Classified Board. Our Charter provides that the Board be divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one-third of the Board will be elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the Board. Our Charter also provides that, subject to any rights of holders of any series of preferred stock to elect directors, the number of directors will be fixed exclusively pursuant to a resolution adopted by the Board.

Vacancies. Vacancies and newly created directorships shall be filled exclusively by vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, except that any vacancy created by the removal of a director by the stockholders for cause shall only be filled, in addition to any other vote otherwise required by law, by a vote of a majority of the outstanding shares of common stock.

Removal of Directors. Subject to the rights of the holders of any series of preferred stock to elect directors, our Charter provides that the directors of the Company may be removed only for cause by the affirmative vote of the holders of at least 75% of the voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, at a meeting of the stockholders called for that purpose. This requirement of a supermajority vote to remove directors could enable a minority of our stockholders to prevent a change in the composition of the Board.

Action by Written Consent. Except as otherwise provided for or fixed with respect to any series of preferred stock, our Charter provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.

Special Meetings of Stockholders. Subject to the rights of the holders of any series of preferred stock, and to the requirements of applicable law, our Charter provides that special meetings of the stockholders can only be called pursuant to a written resolution adopted by a majority of the Board. Stockholders are not permitted to call a special meeting or to require the Board to call a special meeting.

Advance Notice Procedures. Our Bylaws have advance notice procedures for stockholder proposals to be brought before an annual meeting of its stockholders, including proposed nominations of persons for election to the Board. Stockholders at an annual meeting are only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder of record who was a stockholder of record at the time of the giving of the notice, is entitled to vote at the meeting and who has given the Company’s Corporate Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although our Bylaws do not give our Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

Supermajority Approval Requirements. The affirmative vote of the holders of at least 75% of the voting power of the outstanding shares of our capital stock entitled to vote with respect thereto, voting together as a single class, is required to make, alter, amend or repeal our Bylaws. This requirement of a supermajority vote to approve amendments to our Bylaws could enable a minority of its stockholders to exercise veto power over any such amendments. The affirmative vote of the holders of at least 75% of the voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, at a meeting of the stockholders called for such purpose, is required to amend certain provisions of our Charter, including provisions related to capitalization, the Board, limitation of director liability, no action by written consent, special meetings of stockholders, and amendments to our Bylaws and our Charter. This requirement of a supermajority vote to approve amendments to these provisions could enable a minority of its stockholders to exercise veto power over any such amendments.

Exclusive Forum. Our Charter requires, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the

Company to the Company or our stockholders, (iii) any action asserting a claim against the Company arising pursuant to any provision of the DGCL, our Charter or our Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of our Charter or our Bylaws or (v) any action asserting a claim against the Company governed by the internal affairs doctrine be brought only in specified courts in the State of Delaware. Our Charter additionally requires that actions arising under the Securities Act of 1933, as amended, be brought only in the federal district courts of the United States of America. Because Section 27 of the Securities Exchange Act of 1934, as amended (Exchange Act) creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, this provision does not apply to claims made under the Exchange Act. Although the Company believes these provisions beneficially provide increased consistency in the application of relevant law in the types of lawsuits to which it applies, such provision may have the effect of discouraging lawsuits against our directors and officers.

Section 203 of the DGCL

We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.

Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions: before the stockholder became interested, the corporation’s board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers and employee stock plans, in some instances; or at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of VAPO may be discouraged or prevented.